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                                                                    EXHIBIT 5.2

                 OPINION OF MORRIS, JAMES, HITCHENS & WILLIAMS

              [LETTERHEAD OF MORRIS, JAMES, HITCHENS & WILLIAMS]

                                                              February 12, 1998

Qwest Communications International Inc.
555 Seventeenth Street
Denver, Colorado 80202

Re: Amended and Restated Agreement and Plan of Merger

Ladies and Gentlemen:

  We have acted as special Delaware counsel to Qwest Communications International Inc., a Delaware corporation ("Qwest"), solely in connection with the matters set forth herein regarding the Amended and Restated Agreement and Plan of Merger dated as of December 31, 1997 (the "Merger Agreement"), among Phoenix Network, Inc., a Delaware corporation, Qwest, and Qwest 1997-5 Acquisition Corp., a Delaware corporation. This letter is furnished to you at your request.

  For purposes of this letter, our examination of documents has been limited to the examination of a copy furnished to us of the Merger Agreement, and we have not reviewed any document other than the Merger Agreement, and, in particular, we have not reviewed any document (other than Annex 1 attached to the Merger Agreement (the "Definition Annex")) that is attached (as an exhibit, schedule, or otherwise) to, referred to in, or incorporated by reference into the Merger Agreement. We assume that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinion set forth in this letter. We have conducted no independent factual investigation of our own but rather have relied solely upon the Merger Agreement, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we have assumed to be true, complete, and accurate in all material respects. Reference in this letter to the Merger Agreement means such document as in effect on the date hereof. The opinion set forth in this letter relates only to the Merger Agreement, and not to any exhibit, schedule, or other attachment (other than the Definition Annex) to, or any other document referred to in or incorporated by reference into, the Merger Agreement.

  Based upon the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth in this letter, we are of the opinion that the obligation of Qwest to pay the Contingent Cash Consideration (as defined in the Merger Agreement), if any, under Section 1.1(f) of the Merger Agreement (the "Obligation") constitutes the legally valid and binding obligation of Qwest, enforceable against Qwest in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar law relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance law) and general principles of equity, regardless of whether considered in a proceeding in equity or at law, including, without limitation, applicable law relating to fiduciary duties, concepts of materiality, reasonableness, good faith, and fair dealing, and the possible unavailability of specific performance or injunctive relief.

  The foregoing opinion is subject to the following assumptions, qualifications, limitations, and exceptions in addition to those set forth above:

    A. The opinion set forth in this letter is limited to the laws of the State of Delaware in effect on the date hereof (excluding tax laws and securities laws of the State of Delaware, and rules, regulations, orders, and decisions relating thereto), and we have not considered and express no
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Qwest Communications International Inc.
February 12, 1998
Page 2

  opinion on the effect of, or concerning matters involving, any other laws of any jurisdiction (including, without limitation, the federal laws of the United States of America) or rules, regulations, orders, and judicial and administrative decisions relating to such laws.

    B. With respect to each document examined by us for purposes of this letter, we have assumed that (i) such document, whether an original or a copy, is authentic, (ii) such document furnished to us as a copy conforms to the original thereof, and (iii) such document submitted to us in final or execution form has not been and will not be altered or amended in any respect material to our opinion as expressed in this letter and conforms in all material respects to the final, executed original of such document.

    C. For purposes of this letter, we have assumed (i) the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to each document examined by us under the laws of the jurisdiction governing its creation, formation or organization, and the legal competence and capacity of natural persons, (ii) that each of the parties to each document examined by us has had and has the power and authority to execute and deliver, and to perform its obligations under, such document, (iii) that each of the parties to each document examined by us has duly authorized, executed, acknowledged, delivered, and certified such document (including, without limitation, in accordance with Section 251 of the General Corporation Law of the State of Delaware), (iv) that each document examined by us has not been terminated and is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof, and has not been supplemented, amended, or otherwise modified, (v) except as stated in our opinion set forth in the third paragraph of this letter, that the Merger Agreement constitutes the legally valid and binding obligation of each of the parties thereto, enforceable against each of such parties, respectively, in accordance with its terms, and (v) the satisfaction or due waiver of all conditions to the Obligation.

    D. We have not participated in the preparation of, and we assume no responsibility for the contents of, any offering materials, including, without limitation, the Registration Statement (the "Registration Statement") on Form S-4 filed by Qwest with the Securities and Exchange Commission (the "SEC").

  This letter speaks only as of its date, and we assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter. This letter is furnished to you by us as special Delaware counsel to Qwest and may be relied upon by you only in connection with the execution and delivery of the Merger Agreement and the payment of the Contingent Cash Consideration, if any, as contemplated therein. Without our prior written consent, this letter may not be furnished or quoted to, or used or relied upon by any other person or entity, or furnished, quoted, used or relied upon for any other purpose.

  We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinion" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the SEC thereunder.

                                          Very truly yours,

                                          Morris, James, Hitchens & Williams


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